Exhibit 4.6

FIRST SUPPLEMENTARY AGREEMENT TO THE COOPERATION

AGREEMENT

First Supplementary Agreement to the Cooperation Agreement (as defined further on) dated 27 February, 2009 (the “Agreement”) entered into Banco de Chile (“Banco de Chile”) and Citigroup Inc. (“Citigroup”, and jointly with Banco de Chile, the “Parties”). The terms used in this Agreement and not defined herein shall have the meaning assigned to them in the Cooperation Agreement.

BACKGROUND

I.	On December 26, 2007, Banco de Chile and Citibank Chile, an indirect subsidiary of Citigroup, executed a Merger Agreement with the purpose of merging the operations of both Parties, resulting Banco de Chile as the legal successor of the businesses of Citibank Chile; and

II.	On December 27, 2007, the Parties executed a Cooperation Agreement (the “Cooperation Agreement”) with the purpose of, among others, regulating certain common aspects of the direct relations that Banco de Chile and its subsidiaries, on one side, and Citigroup and its Subsidiaries, on the other side, will have, pursuant to certain contracts executed between the two Parties; and

III.	Pursuant to the terms of the Cooperation Agreement the Parties recognized, that the relation between the Parties shall change from time to time, and, consequently, amendments to the terms and conditions of the contracts that establish the relations between the Parties shall be required; and

IV.	The Parties agreed that it is necessary to complement and clarify the contents of the Cooperation Agreement in order to better define the exchange of information between the Parties;

Now, therefore and in consideration of the background and the terms and conditions established in this Agreement and for other good and valuable consideration considered by both Parties, the reception of which both Parties hereby confirm, and with the intention that both Parties shall be legally bound to the agreements established herein, the Parties agree as follows:

CLAUSES

First. Exchange of Information for Incentives. Clause Fifth of the Cooperation Agreement is amended and restated in its entirety as follows:

Fifth. Exchange of Information

“In order to comply with and adequately implement the agreements and stipulations contemplated in the respective Operative Agreements, and subject to the obligations of confidentiality contained therein, as well as relevant legal, regulatory or internal policies provisions, especially those related to bank secrecy and confidentiality, the Parties agree to use their best efforts to exchange all information necessary to comply with the above-mentioned purpose.

Particularly, and with the purpose of encouraging Account Executives of Banco de Chile to maximise the relations with its clients through an integral offer of products which includes both local products in Chile as well as global products offered by Citigroup abroad and, in turn, with the aim of encouraging Global Account Executives of Citigroup (Parent Account Mangers or PAMS) to promote the business with their Global Clients through their subsidiaries in Chile, the parties hereby agree to exchange information about margins obtained in the business relations with these clients.

Citigroup shall provide Banco de Chile, with the periodicity agreed by the Parties, with the necessary information relating the Chilean clients having a relationship with Citigroup abroad under the Partnership, in order to permit the Parties to understand the net incomes of the cost of funds and commissions (as well as other financial information, related to the quality of services and products) that have been recognized in the books of Citigroup in order to comply with the Operative Agreements.

Banco de Chile shall provide Citigroup, with a frequency agreed by the Parties, with the necessary information relating the Chilean clients having a relationship with Banco de Chile and the agreements within the Association framework, in order to permit the Parties to understand the net incomes of the cost of funds and commissions (as well as other financial information, related to the quality of services and products) that have been recognized in the books of Banco de Chile in order to comply with the Operative Agreements.

The Citigroup Regional Compliance Officer for Latin America and Mexico and Banco de Chile Compliance Officer shall establish a formal process for the flow of information between the Parties, in relation to the regulatory and institutional changes in the US and Chilean environment with an impact on the business of Banco de Chile or on the investment of Citi in Banco de Chile, under the condition that there is no regulatory restriction to share said information. The referred to formal process of the flow of information may include periodic conference calls, dispatch of Monthly/Dashboard compliance reports, dispatch of reports related to said regulatory changes presented to the Board of Directors and Banco de Chile Audit process, to mention a few. This clause does not substitute or replace any other agreement or reporting or communication process between the Compliance Officers of the Parties; any contradiction between what has been established herein and any other agreement or reporting or communication process between the afore mentioned Officers, shall be solved by mutual agreement between the parties.”

Second. Confirmation and Ratification. (a) In, and on a date subsequent to the date of the execution of this Agreement, each reference in the Cooperation Agreement to the “Agreement”, “in this Agreement”, “as established herein” or words with a similar meaning referring to the Cooperation Agreement, shall refer to the Cooperation Agreement, as modified and supplemented by this Agreement.

(b) The Parties agree that the Cooperation Agreement, as modified by this Agreement, shall remain fully effective and valid without any other obligation or modification apart from those contained in this Agreement. The Parties confirm and ratify all the terms of the provisions of the Cooperation Agreement that are not specifically modified by this Agreement.

Third. Copies. This Agreement may be signed in any number of copies, each of which shall be deemed an original, and shall have the same effect as if the signatures contained therein were within the same document, but jointly all and each one of said copies shall be considered one and the same document. This Agreement shall become valid once each signed copy thereof is received by fax.

Fourth. Applicable laws and Jurisdiction. This Agreement shall be governed pursuant to the laws of Chile. Any dispute arising between the Parties in relation to this Agreement shall be solved once and for all pursuant to the Rules of Arbitration of the ICC by three arbitrators named according to said Rules. The seat of arbitration shall be the city of Paris and all the procedures shall be substantiated in Spanish. Each Party undertakes to pay an equi-proportional part of the administrative costs and of the advance payments of the ICC costs, unless the arbitrators shall find otherwise in their final award. The arbitrators may impose in said Award a payment of attorneys’ fees and other costs in favour of the party which has won the arbitration, as they deem appropriate. Either of the Parties hereto shall have the right to resort to a Pre-Arbitral Referee procedure of the ICC pursuant to the Rules of said organisation and shall be bound by such procedure.

IN WITNESS WHEREOF, the Parties hereto subscribe this Agreement through their duly authorised representatives on the date indicated in the introduction hereto.

BANCO DE CHILE

Signature	Illegible
Name:	Fernando Cañas Berkowitz
Title:	General Manager

Citigroup Inc.

Signature	Illegible
Name:	Fernando Cañas Berkowitz
Title:	General Manager

Signature	Illegible
Name:	Manuel Medina Mora March 12, 2009
Title:	President and Chief Executive Officer – Latin America

Signature	Illegible
Name:	Fernando Quiroz Robles March 12, 2009
Title:	Chief Executive Officer of the Group of Institutional Clients – Latin America